Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-283201 and No. 333-283202) on Form S-3 and registration statement (No. 333-277378) on Form S-8 of our report dated December 19, 2024, with respect to the consolidated balance sheets as of October 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred shares and shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes, of enGene Holdings Inc.

/s/ KPMG LLP

December 19, 2024

Montréal, Canada